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EXHIBIT B-2


                        SERVICE AGREEMENT


     THIS SERVICE AGREEMENT, effective July 1, 1996, between Monongahela Power Company, a public utility corporation organized and existing under the laws of the State of Ohio ("Monongahela"), The Potomac Edison Company, a public utility corporation organized and existing under the laws of the Commonwealth of Virginia and the State of Maryland ("Potomac Edison"), and West Penn Power Company, a public utility corporation organized and existing under the laws of the Commonwealth of Pennsylvania ("West Penn") (collectively, Monongahela, Potomac Edison, and West Penn are hereinafter referred to as the "Companies"),

                           WITNESSETH:

     WHEREAS, the Companies are wholly-owned subsidiaries of Allegheny Power System, Inc., a holding company organized and existing under the laws of the State of Maryland ("APS"), and

     WHEREAS, as the result of a restructuring and continuing reengineering of the corporate and operational functions of APS and its various subsidiaries, the Companies may be called upon to perform certain services for one another, and

     WHEREAS, the Companies have decided to offer to perform for each other certain services and to set out a method of determining allocation of and payment for such services.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be reasonably bound, hereby agree as follows:

     1. Each Company hereby offers to furnish to any other Company the services detailed on Exhibit I attached hereto and made a part hereof.

     2. For all services rendered for any Company by another Company, the Company receiving the services agrees to pay the costs thereof, which costs will be calculated as follows:

          a. Actual costs incurred by a Company shall be accumulated by specific, identifiable work order numbers or by FERC accounts and shall be directly billed to the receiving Company.

          b. The total cost of a particular service shall be the sum of: facilities charges (to recover depreciation and return on investment on fixed assets; working capital charges (where appropriate); all labor charges (determined from employee timesheets) and related payroll overheads; out-of-pocket expenses; and any overheads associated with out-of-pocket expenses.

          c. When a service is rendered for the benefit of two or more Companies, the costs shall be accumulated and shared by all receiving Companies in proportion to the average electric operating revenues of each (exclusive of

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sales to another APS subsidiary), operating and maintenance expenses (exclusive of fuel, deferred fuel, and purchased power and exchanges), kilowatt-hours sold to regular customers (other than to the APS subsidiaries) and total electric plant in service (less reserves for depreciation and amortization) over the three preceding calendar years.

     3. Payment shall be made by the receiving Company to the providing Company on a monthly basis on or before the 20th day of the succeeding month, upon receipt of a statement showing the amount due. Certain charges billed may not be due immediately and will be so indicated on the statement of billing. Monthly charges may be made on an estimated basis, but adjustments will be made at the end of each calendar year so that all charges for the calendar year will be in accordance with the foregoing.

     4. Nothing herein shall be construed to release the officers and directors of any Company from the performance of their respective duties or limit the exercise of their powers as prescribed by law or otherwise.

     5. This Service Agreement shall continue in full force and effect from year to year but may be terminated by any party upon 60 days' prior notice, and any Company may terminate its participation in this Service Agreement at any time with or without notice for any cause deemed by it to be sufficient.

     6. The Service Agreement will be subject to termination or modification at any time to the extent its performance may conflict with the provisions of the Public Utility Holding Company Act of 1935, as amended, or with any rule or regulation of the Securities and Exchange Commission adopted before or after the making of this Service Agreement and shall be subject to the approval of any state commission or other regulatory body whose approval is a legal prerequisite to its execution and delivery or performance.

     IN WITNESS WHEREOF, each Company has caused this Service Agreement to be signed by its duly authorized officer, effective as of the date first written above.

                                   MONONGAHELA POWER COMPANY


                              By _________________________________
ATTEST:                                 President


______________________________
     Assistant Secretary

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                                   THE POTOMAC EDISON COMPANY


                              By _________________________________
                                             President

______________________________
     Assistant Secretary


                                   WEST PENN POWER COMPANY


                              By _________________________________
                                             President

______________________________
     Assistant Secretary

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                            Exhibit I


     In accordance with the terms and conditions of the Service Agreement dated July 1, 1996, the Companies may perform the following services for one another:

     1. Office Services - including secretarial, typing, mail room services, duplicating, fleet administration, and other similar services.

     2. Operations Services - including line construction, maintenance and repair; meter reading; substation construction, maintenance and repair; power station construction, maintenance and repair; supply of transmission and distribution materials; distribution transformer and regulator repair; oil circuit recloser repair; testing, inspection and repair of rubber goods; meter testing; meter wiring; building management; transportation services; substation construction; substation maintenance; and telecommunications operations.

     3. Customer Service Center Services - including answering incoming customer calls to the Companies via one toll-free number, responding to customer inquiries, initiating new service, dispatching service and line crews in response to power outages, handling credit and collection activities, responding to customer and Public Service Commission complaints, and managing the meter reading and billing activities.

     4.   Mail Payment Center - including processing of customer bill payments.

     5. Other Services - including certain other services in addition to the above as a Company may be able to provide and/or as one or more of the Companies may require or request.

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